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                                                                     Exhibit 8.1

                      [Piper & Marbury L.L.P. Letterhead]

                               January ___, 1998



AXENT Technologies, Inc.
2400 Research Boulevard
Suite 200
Rockville, MD  20850

     Re: Agreement and Plan of Merger dated December 1, 1997, Among Axent Technologies, Inc., Axquisition Two, Inc. and Raptor Systems, Inc.
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Ladies and Gentlemen:

     We have acted as counsel for AXENT Technologies, Inc., a Delaware corporation (the "Parent"), in connection with the proposed merger (the "Merger") of Axquisition Two, Inc. ("Sub"), a Delaware corporation and a wholly-owned subsidiary of Parent, with and into Raptor Systems, Inc. (the "Company") pursuant to an Agreement and Plan of Merger dated December 1, 1997 (the "Merger Agreement"), among Parent, Sub and the Company, under which each issued and outstanding share of common stock of the Company (other than shares owned directly by Parent or the Company) will be exchanged for common stock of Parent.

     In that connection you have requested our opinion regarding the material Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Prospectus/Joint Proxy Statement of Parent and the Company dated January 5, 1998 (the "Prospectus/Proxy Statement"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated by the Prospectus/Proxy Statement, (ii) the representations made to us by Parent and the Company in their respective letters to us dated January __, 1998 (the "Representation Letters"), and delivered to us for purposes of this opinion are accurate and complete, (iii) the representations set forth in the Representation Letters that are provided to the "best knowledge" of Parent or the Company, as the case may be, are accurate and correct as if made without such qualification, (iv) the representations made to us by certain shareholders of the Company in the Continuity of Interest Letter dated January __, 1998, and delivered to us for purposes of this opinion are accurate and complete and (v) the opinion of Goodwin, Procter & Hoar LLP, substantially identical in form to this opinion has been delivered and not withdrawn.

     Based upon the foregoing, in our opinion, for Federal income tax purposes:
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                                                                 Piper & Marbury
                                                                       L.L.P.

AXENT Technologies, Inc.
January ___, 1998
Page 2



          (i) the Merger will constitute either (A) a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), or (B) if the Company is liquidated or merged upstream into Parent after the Merger and if such liquidation or merger is determined to be pursuant to the overall plan of reorganization contemplated by the Merger Agreement, a reorganization within the meaning of Section 368(a)(1)(A) or Section 368(a)(1)(C) of the Code depending upon whether the Company is merged upstream or liquidated after the Merger, and, in the case of either (A) or (B), Parent, Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

          (ii) no gain or loss will be recognized by Parent, Sub or the Company in the Merger.

     The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from Parent and the Company and certain shareholders referred to above, which we have assumed are true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from Parent and the Company and certain shareholders referred to above are, or later become, inaccurate. Our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

     This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Section 5.1(e) of the Merger Agreement and is being provided solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.


                               Very truly yours,